Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR FIRST QUARTER 2010

HOUSTON, May 7, 2010—Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $25.7 million, or $0.64 per diluted share for the three months ended March 31, 2010, versus net income of $24.7 million, or $0.63 per diluted share for the first quarter of 2009. The first quarter 2010 results include an after-tax charge of $3.9 million, or $0.10 per diluted share, related to the settlement of pending assessments, dating back to 2007, regarding state tax on the importation of goods into the State of Rio de Janeiro, Brazil. Total revenues were $142.5 million during the quarter ended March 31, 2010 as compared to $127.5 million for the same period in 2009. The increase in revenues resulted primarily from increases of $18.6 million in subsea equipment revenues offset by decreases of $2.6 million in revenues related to offshore rig equipment and $1.7 million in service revenues.

In addition, the Company announced that its backlog at March 31, 2010 was approximately $550 million, compared to its March 31, 2009 backlog of approximately $573 million. The Company expects its earnings per share for the quarter ending June 30, 2010 to approximate $0.64 to $0.74 per share, excluding any unusual or special charges.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment, which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Condensed Consolidated Statements of Income

(in thousands, except per share amounts)

(Unaudited)

	Three months ended March 31,
	2009	2010
Revenues	$127,522	$142,533
Cost and expenses:
Cost of sales	72,017	81,815
Selling, general and administrative	14,540	13,433
Engineering and product development	6,305	6,786
Special item	—	5,901

	92,862	107,935

Operating income	34,660	34,598

Interest income	212	61
Interest expense	(48)	(27)

Income before income taxes	34,824	34,632
Income tax provision	10,153	8,935

Net income	$24,671	$25,697

Diluted earnings per share	$0.63	$0.64

Weighted average shares – diluted	39,315	39,972

Depreciation and amortization	$4,162	$4,884

Capital expenditures	$13,794	$7,593